Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER WINS TWO ADDITIONAL INVERTER AWARDS, PROVIDES CHARGING FORWARD UPDATE AND REPORTS THIRD QUARTER RESULTS

Auburn Hills, Michigan, November 3, 2021 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

New Program Awards and Charging Forward Highlights:
•The Company secured an award for a North American inverter program with a Global OEM, expected to launch in 2024.
◦This high-voltage silicon carbide inverter program is the company’s largest inverter award to date in terms of expected annual revenue. The business award also marks the company’s first major silicon-carbide-based (SiC) inverter win for the North American market.
•The Company also announced an 800V SiC inverter award with a German OEM, expected to launch in early 2025.
◦This award expands existing 400V inverter business with this German OEM by adding 800V technology.
•Including these two announcements, the Company has now booked electric vehicle programs with annual revenue expected to be approximately $2.3 billion in 2025.
◦This booked business represents more than 90% of the company’s targeted organic electric vehicle revenue of $2.5 billion by 2025 per its Charging Forward initiative.

Third Quarter Highlights:
•U.S. GAAP net sales of $3,416 million, up 35% compared with third quarter 2020.
◦Excluding the impact of foreign currencies and the net pro forma impact of acquisitions and divestitures, organic sales were down 7% compared with third quarter 2020.
•U.S. GAAP net earnings of $0.40 per diluted share.
◦Excluding the $(0.40) per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $0.80 per diluted share.
•U.S. GAAP operating income of $253 million, or 7.4% of net sales.
◦ Excluding the $58 million of pretax expenses related to non-comparable items, adjusted operating income was $311 million. Excluding the impact of non-comparable items, adjusted operating income was 9.1% of net sales.
•Net cash provided by operating activities of $142 million.
◦ Free cash flow was $(10) million.

Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Earnings per diluted share	$0.40	$0.53	$1.70	$0.69

Non-comparable items:
Restructuring expense	0.21	0.07	0.52	0.29
Merger, acquisition and divestiture expense	0.04	0.04	0.14	0.24
Loss on sale	—	—	0.02	—
Asset impairments	—	—	—	0.07
Net gain on insurance recovery for property damage	—	(0.01)	—	(0.04)
Unrealized loss on equity securities	0.19	—	1.07	0.04
Loss on debt extinguishment	—	—	0.06	—
Delayed draw term loan cancellation	—	—	—	0.01
Tax adjustments	(0.04)	0.25	(0.42)	0.21

Adjusted earnings per diluted share	$0.80	$0.88	$3.09	$1.51

Net sales were $3,416 million for the third quarter 2021, up 35% from $2,534 million for the third quarter 2020, as the acquisition of Delphi Technologies and increased demand for the Company’s products more than offset the decline in industry production. Net earnings for the third quarter 2021 were $96 million, or $0.40 per diluted share, compared with net earnings of $111 million, or $0.53 per diluted share, for the third quarter 2020. Adjusted net earnings per diluted share for the third quarter 2021 were $0.80, down from an adjusted net earnings per diluted share of $0.88 for the third quarter 2020. Adjusted net earnings for the third quarter 2021 excluded net non-comparable items of $(0.40) per diluted share. Adjusted net earnings for the third quarter 2020 excluded net non-comparable items of $(0.35) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The decrease in adjusted net earnings was primarily due to the impact of the decline in industry production, higher commodity costs, and the AKASOL AG (“AKASOL”) acquisition. The impact of foreign currencies increased net sales by approximately $56 million and increased adjusted operating income by approximately $9 million for third quarter 2021, compared with the third quarter 2020.

Full Year 2021 Guidance: For the full-year 2021, net sales are expected to be in the range of $14.4 billion to $14.7 billion, under the assumption that the semiconductor supply issues do not worsen and there are no additional production disruptions arising from COVID-19. This implies a year-over-year increase in organic sales of 8.5% to 11%. The Company expects its weighted light and commercial vehicle markets to be in the range of down approximately 2.5% to flat in 2021. The acquisition of AKASOL is expected to increase year-over-year sales by approximately $70 million. Foreign currencies are expected to result in a year-over-year increase in sales of approximately $425 million primarily due to the strengthening of the Euro, Chinese Renminbi and Korean Won against the U.S. dollar.

Operating margin for the full year is expected to be in the range of 7.9% to 8.7%. Excluding the impact of non-comparable items, adjusted operating margin is expected to be in the range of 9.6% to 10.0%. Net earnings for the full year are expected to be within a range of $2.07 to $2.55 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $3.65 to $3.95 per diluted share. Full-year operating cash flow is expected to be in the range of $1,275 million to $1,400 million, while free cash flow is expected to be in the range of $600 million to $700 million.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2021 results and guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx. Additionally, an earnings call presentation will be available at http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in delivering innovative and sustainable mobility solutions for the vehicle market. Building on its original equipment expertise, BorgWarner also brings market leading product and service solutions to the global aftermarket. With manufacturing and technical facilities in 96 locations in 22 countries, the company employs approximately 50,000 people worldwide. For more information, please visit borgwarner.com.

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Forward-Looking Statements: This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020 (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting the us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodities availability and pricing; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly-changing technologies, particularly as relates to electric vehicles, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with the COVID-19 pandemic including additional production disruptions; the failure to realize the expected benefits of the acquisition of Delphi Technologies PLC that we completed on October 1, 2020; the failure to realize the expected benefits of the acquisition of AKASOL or a delay in the ability to realize those benefits; the failure to successfully execute on a timely basis our taking private strategy with respect to AKASOL; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth to 2030; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions; the ability to identify appropriate combustion portfolio businesses for disposition and consummate planned dispositions on acceptable terms; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate; impacts from any potential future acquisition or divestiture transactions; and the other risks, including, by way of example, pandemics and quarantines, noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$3,416	$2,534	$11,183	$6,239
Cost of sales	2,766	2,017	8,953	5,101
Gross profit	650	517	2,230	1,138
Gross margin	19.0%	20.4%	19.9%	18.2%

Selling, general and administrative expenses	343	204	1,084	601
Other operating expense, net	54	29	173	133
Operating income	253	284	973	404

Equity in affiliates’ earnings, net of tax	(12)	(3)	(40)	(10)
Unrealized loss on equity securities	61	—	337	9
Interest income	(3)	(3)	(9)	(8)
Interest expense	21	20	84	50
Other postretirement income	(10)	(2)	(33)	(5)
Earnings before income taxes and noncontrolling interest	196	272	634	368

Provision for income taxes	79	143	149	186
Net earnings	117	129	485	182

Net earnings attributable to noncontrolling interest, net of tax	21	18	77	40
Net earnings attributable to BorgWarner Inc.	$96	$111	$408	$142

Diluted earnings per share of common stock	$0.40	$0.53	$1.70	$0.69

Weighted average shares outstanding — diluted	239.8	207.3	239.3	206.7

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Air Management	$1,671	$1,476	$5,536	$3,736
e-Propulsion & Drivetrain	1,223	1,075	4,026	2,542
Fuel Injection	420	—	1,375	—
Aftermarket	227	—	650	—
Inter-segment eliminations	(125)	(17)	(404)	(39)
Net sales	$3,416	$2,534	$11,183	$6,239

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest (“Adj. EBIT”) (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Air Management	$214	$225	$813	$461
e-Propulsion & Drivetrain	85	131	354	195
Fuel Injection	37	—	108	—
Aftermarket	29	—	82	—
Segment Adjusted EBIT	365	356	1,357	656
Corporate, including stock-based compensation	54	39	201	114
Restructuring expense	51	20	143	72
Merger, acquisition and divestiture expense	8	16	36	58
Loss on sale	—	—	7	—
Asset impairments	—	—	—	17
Net gain on insurance recovery for property damage	(1)	(3)	(3)	(9)
Equity in affiliates’ earnings, net of tax	(12)	(3)	(40)	(10)
Unrealized loss on equity securities	61	—	337	9
Interest income	(3)	(3)	(9)	(8)
Interest expense	21	20	84	50
Other postretirement income	(10)	(2)	(33)	(5)
Earnings before income taxes and noncontrolling interest	196	272	634	368
Provision for income taxes	79	143	149	186
Net earnings	117	129	485	182
Net earnings attributable to noncontrolling interest, net of tax	21	18	77	40
Net earnings attributable to BorgWarner Inc.	$96	$111	$408	$142

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$1,507	$1,650
Restricted cash	3	—
Receivables, net	2,890	2,919
Inventories, net	1,649	1,286
Prepayments and other current assets	308	312
Assets held for sale	105	—
Total current assets	6,462	6,167

Property, plant and equipment, net	4,398	4,591
Other non-current assets	5,631	5,271
Total assets	$16,491	$16,029

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$54	$49
Accounts payable	2,131	2,352
Other current liabilities	1,430	1,409
Liabilities held for sale	22	—
Total current liabilities	3,637	3,810

Long-term debt	4,288	3,738
Other non-current liabilities	1,546	1,757

Total BorgWarner Inc. stockholders’ equity	6,646	6,428
Noncontrolling interest	374	296
Total equity	7,020	6,724
Total liabilities and equity	$16,491	$16,029

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Nine Months Ended September 30,
	2021	2020
OPERATING
Net cash provided by operating activities	$764	$808
INVESTING
Capital expenditures, including tooling outlays	(494)	(262)
Capital expenditures for damage to property, plant and equipment	(2)	(18)
Insurance proceeds received for damage to property, plant and equipment	5	23
Payments for businesses acquired, net of cash and restricted cash acquired	(759)	(2)
Proceeds from settlement of net investment hedges, net	21	12
Payments for investments in equity securities	(15)	(2)
Proceeds from asset disposals and other, net	6	—
Net cash used in investing activities	(1,238)	(249)

FINANCING
Net (decrease) increase in notes payable	(8)	6
Additions to debt	1,273	1,163
Payments for debt issuance costs	(10)	(11)
Repayments of debt, including current portion	(698)	(308)
Payments for stock-based compensation items	(14)	(13)
Purchase of noncontrolling interest	(33)	—
Dividends paid to BorgWarner stockholders	(122)	(105)
Dividends paid to noncontrolling stockholders	(38)	(21)
Net cash provided by financing activities	350	711
Effect of exchange rate changes on cash	(16)	19
Net (decrease) increase in cash, cash equivalents and restricted cash	(140)	1,289
Cash and cash equivalents at beginning of year	1,650	832
Cash, cash equivalents and restricted cash at end of period	$1,510	$2,121

Supplemental Information (Unaudited)
(in millions)
	Nine Months Ended September 30,
	2021	2020
Depreciation and amortization	$585	$339

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2021 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company's ongoing operations, and related tax effects.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, including tooling outlays. It is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX) and net M&A.

Adjusted Operating Income (loss) and Adjusted Operating Margin (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net sales	$3,416	$2,534	$11,183	$6,239

Operating income	$253	$284	$973	$404
Operating margin	7.4%	11.2%	8.7%	6.5%

Non-comparable items:
Restructuring expense	$51	$20	$143	$72
Merger, acquisition and divestiture expense	8	16	36	58
Loss on sale	—	—	7	—
Asset impairments	—	—	—	17
Net gain on insurance recovery for property damage	(1)	(3)	(3)	(9)
Adjusted operating income	$311	$317	$1,156	$542
Adjusted operating margin	9.1%	12.5%	10.3%	8.7%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$142	$481	$764	$808
Capital expenditures, including tooling outlays	(152)	(91)	(494)	(262)
Free cash flow	$(10)	$390	$270	$546

Third Quarter 2021 Organic Net Sales Change (Unaudited)
(in millions)	Q3 2020 Net Sales	FX	Q3 2020 Delphi Technologies Pro Forma Impact	Q3 2021 AKASOL Impact	Market Impact, Pricing & Other	Q3 2021 Net Sales	Organic Net Sales Change
Air Management	$1,476	$18	$274	$33	$(130)	$1,671	(7.4)%
e-Propulsion & Drivetrain	1,075	25	230	—	(107)	1,223	(8.2)%
Fuel Injection	—	12	410	—	(2)	420	(0.5)%
Aftermarket	—	1	195	—	31	227	15.9%
Inter-segment eliminations	(17)	—	(55)	—	(53)	(125)	—
Total	$2,534	$56	$1,054	$33	$(261)	$3,416	(7.3)%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2021 Guidance
(in millions)	Low	High
Net sales	$14,400	$14,700

Operating income	1,140	1,280
Operating margin	7.9%	8.7%

Non-comparable items:
Restructuring expense	$200	$150
Merger, acquisition and divestiture expense	36	36
Loss on sale	7	7
Net gain on insurance recovery for property damage	(3)	(3)
Adjusted operating income	$1,380	$1,470
Adjusted operating margin	9.6%	10.0%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2021 Guidance
	Low	High
Earnings per Diluted Share	$2.07	$2.55

Non-comparable items:
Restructuring expense	0.72	0.54
Merger, acquisition and divestiture expense	0.14	0.14
Loss on sale	0.02	0.02
Net gain on insurance recovery for property damage	(0.01)	(0.01)
Loss on debt extinguishment	0.06	0.06
YTD 2021 unrealized loss on equity securities	1.07	1.07
Tax adjustments	(0.42)	(0.42)

Adjusted Earnings per Diluted Share	$3.65	$3.95

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full Year 2021 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,275	$1,400
Capital expenditures, including tooling outlays	(675)	(700)
Free cash flow	$600	$700